Exhibit 4

EXECUTION VERSION

AMENDED AND RESTATED

SUPPLEMENTAL AGREEMENT to ASSET TRANSFER AGREEMENT

This amended and restated supplemental agreement to asset transfer agreement is dated the 31st day of December, 2013 (this “Agreement”)

BETWEEN:

A.	VENTRILLION MANAGEMENT COMPANY LTD (“Ventrillion”); and

B.	CHATEAU ASSET MANAGEMENT SPC (“CAM”), for and on behalf of the ASEAN Mining Development Special Assets Segregated Portfolio.

WHEREAS:

(1)	On December 6, 2011, Ventrillion entered into a Funding Agreement (the “Funding Agreement”) with PT Chateau Capital (“PTCC”) pursuant to which Ventrillion committed to provide minimum initial funding of US$5 million for an Indonesian coal upgrading joint venture;

(2)	Ventrillion, CAM and PTCC entered into an asset transfer agreement effective as of December 12, 2012 (the “Asset Transfer Agreement”), pursuant to which Ventrillion has agreed to deliver to CAM certain assets in settlement of certain outstanding obligations due from Ventrillion to PTCC, and each of CAM and PTCC have agreed that the delivery by Ventrillion of such assets shall constitute full and final settlement of their claims against Ventrillion, as set out in the Asset Transfer Agreement;

(3)	On February 20, 2013, Ventrillion, CAM and PTCC entered into a supplemental agreement to the Asset Transfer Agreement (the “Supplemental Asset Transfer Agreement”) to set out the nature of the assets which shall constitute the “Settlement Assets” for purposes of the Asset Transfer Agreement. Subsequently, on the same day, Ventrillion, CAM and PTCC entered into an amendment agreement to the Asset Transfer Agreement (as amended by the Supplemental Asset Transfer Agreement) and the Funding Agreement (the “Amendment Agreement”) to modify certain provisions of each agreement, including the extension of the Closing Date of the Asset Transfer Agreement (as amended by the Supplemental Asset Transfer Agreement) to on or before June 13, 2013 and the transfer of all of PTCC’s rights and responsibilities under the Asset Transfer Agreement (as amended by the Supplemental Asset Transfer Agreement) and the Funding Agreement to CAM. Thereafter, Ventrillion and CAM elected not to proceed with the transactions contemplated by the Asset Transfer Agreement (as amended by the Supplemental Asset Transfer Agreement and the Amendment Agreement) (the “Original Asset Transfer Agreement”) pending the conclusion of further discussions between the parties;

(4)	Pursuant to Clause 9 of the Original Asset Transfer Agreement, CAM has notified Ventrillion that it intends to assign a portion of its rights to receive the Settlement Assets to Vega Limited, a Cayman Islands exempted company, on the terms set forth herein; and

(5)	The parties hereto wish to amend and restate the Supplemental Asset Transfer Agreement to reflect their agreement for the settlement of Ventrillion’s remaining financial commitments to CAM under the Funding Agreement and the nature of the assets which shall constitute the “Settlement Assets” for purposes of the Original Asset Transfer Agreement, upon the terms and subject to the conditions contained herein.

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS

1.1	Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Original Asset Transfer Agreement.

2.	IDENTIFICATION OF SETTLEMENT ASSETS

2.1	The parties hereto hereby agree that the Settlement Assets shall constitute the following:

2.1.1	100,000,000 shares of Coal Clean Technologies, Inc. (“CCTI”) (OTCQB: CCTC) (PINK: CCTC) (the “Settlement Shares”);

2.1.2	a corresponding portion of the rights and obligations of Ventrillion under the Registration Rights Agreement between Ventrillion and CCTI dated December 5, 2012 (the “Registration Rights Agreement”) such that CAM will be deemed to be a “Concerned Shareholder” for the purposes thereof; and

2.1.3	the aggregate amount of $200,000.

2.2	Notwithstanding the provisions of the Original Asset Transfer Agreement, the parties hereby agree to designate December 31, 2013 as the “Closing Date” for purposes of the Original Asset Transfer Agreement.

3.	TRANSFER OF THE SETTLEMENT ASSETS

3.1	In furtherance of the transactions contemplated herein, Ventrillion will:

3.1.1	deliver to CAM, within thirty days of the Closing Date, a certificate issued in the name of CAM representing 56,000,000 shares of CCTI (the “CAM Settlement Shares”);

3.1.2	deliver to Vega, within thirty days of the Closing Date, a certificate issued in the name of Vega representing 44,000,000 shares of CCTI (the “Vega Settlement Shares”);

3.1.3	deliver to CAM, on the Closing Date, the signed counterpart of an assignment and assumption agreement in respect of the rights and obligations that Ventrillion is assigning to CAM under the Registration Rights Agreement with respect to the CAM Settlement Shares, together with a copy of a written notice from Ventrillion to CCTI of such assignment;

3.1.4	deliver to Vega, on the Closing Date, the signed counterpart of an assignment and assumption agreement in respect of the rights and obligations that Ventrillion is assigning to Vega under the Registration Rights Agreement with respect to the Vega Settlement Shares, together with a copy of a written notice from Ventrillion to CCTI of such assignment;

3.1.5	deliver to Vega, on the Closing Date, an executed promissory note in favour of Vega for an aggregate amount of $200,000.

3.2	Ventrillion hereby further agrees to withdraw its nominee to the Board, Mr. Roland Perdamian, with effect from the Closing Date.

3.3	CAM hereby confirms that the transfer of the Settlement Assets by Ventrillion to each of CAM and Vega in accordance with the terms hereof shall constitute full and final satisfaction of any past, present and future claims that CAM may have against Ventrillion under the Funding Agreement and the Original Asset Transfer Agreement with effect from the Closing Date. CAM shall deliver to Ventrillion on the Closing Date a written discharge of any claims that it may have against Ventrillion under the Funding Agreement.

3.4	CAM hereby further agrees that the transfer of the Settlement Assets and the completion of the transfer of the Settlement Assets from Ventrillion to each of CAM and Vega in accordance with the provisions of Clause 3.1 above shall be deemed to have satisfied the requirements of Clause 3.1 of the Original Asset Transfer Agreement.

4.	REPRESENTATIONS AND WARRANTIES

4.1	Ventrillion hereby represents and warrants to CAM on the date hereof and as of the Closing Date that:

4.1.1	it has all right, power and authority to enter into, execute and deliver this Agreement. The execution and delivery by it of this Agreement are within its power and authority and have been duly authorized by all requisite actions. This Agreement has been duly and validly executed and delivered by it, and this Agreement constitutes its legal, valid and binding agreement enforceable against it in accordance with its terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and for limitation imposed by general principles of equity, regardless of whether enforcement is sought at law or in equity and insofar as indemnification and contribution provisions may be limited by applicable law;

4.1.2	it is duly organized and validly existing under the laws of its organization and has the requisite power and authority to carry on its business as it is now being conducted;

4.1.3	upon assignment of the Registration Rights Agreement with respect to the CAM Settlement Shares by Ventrillion to CAM, CAM will be entitled to the rights, preferences, powers and privileges set forth in the Registration Rights Agreement to the extent that such rights, preferences, powers and privileges relate to the CAM Settlement Shares; and other than the Registration Rights Agreement, Ventrillion is not a party to any voting trust, proxy or other agreement or understanding with respect to the Settlement Shares;

4.1.4	upon assignment of the Registration Rights Agreement with respect to the Vega Settlement Shares by Ventrillion to Vega, Vega will be entitled to the rights, preferences, powers and privileges set forth in the Registration Rights Agreement to the extent that such rights, preferences, powers and privileges relate to the Vega Settlement Shares; and other than the Registration Rights Agreement, Ventrillion is not a party to any voting trust, proxy or other agreement or understanding with respect to the Settlement Shares;

4.1.5	as of the date hereof, the Settlement Shares have been duly authorized and validly issued and are fully paid and non-assessable (in jurisdictions where such concept is recognized);

4.1.6	as of the date hereof, Ventrillion holds of record and beneficially owns the Settlement Shares free and clear of any and all Encumbrances and not subject to the preemptive or other similar rights of any other party, other than restrictions imposed by applicable securities laws, including, but not limited to, the Nevada Revised Statutes, and as set forth in the Registration Rights Agreement;

4.1.7	the execution and delivery of this Agreement by it and the performance by it of its obligations under this Agreement will not result in (a) the creation of any Encumbrance upon the Settlement Shares, or (b) a violation of, or result in the breach of any provision of, or conflict with or cause any acceleration, default or similar adverse effect under, (i) any term or provision of its organizational documents; (ii) any provision of any mortgage, indebtedness, guaranty, bond, indenture, Encumbrances, lease, agreement, contract, instrument, or order to which it is a party or by which it is bound; or (iii) any law applicable to it;

4.1.8	it has incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement; and

4.1.9	the transfer of the Settlement Shares in accordance with the terms of this Agreement is exempt from the registration requirements of the Securities Act.

5.	INCORPORATION BY REFERENCE

5.1	The parties hereto agree that Clauses 6 (Further Assurance), 7 (Confidentiality), 8 (Governing Law; Dispute Resolution), 10 (Amendment), 11 (Counterparts) and 12 (Miscellaneous) of the Original Asset Transfer Agreement are hereby incorporated in this Agreement by this reference and made a part hereof as if set out in full herein.

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IN WITNESS WHEREOF this Agreement has been entered into on the date first above written.

SIGNED by
For and on behalf of		)
VENTRILLION MANAGEMENT COMPANY LTD		)
In the presence of:		)

/s/ Lee Bok Leong
			Name:	Lee Bok Leong
/s/ Nisha Venkataraman			Designation:	Director
Name:	Nisha Venkataraman

[Signature page to Amended and Restated Supplemental Agreement to Asset Transfer Agreement]

SIGNED by		)
For and on behalf of		)
CHATEAU ASSET MANAGEMENT SPC		)
FOR AND ON BEHALF OF THE ASEAN		)
MINING DEVELOPMENT SPECIAL ASSETS		)
SEGREGATED PORTFOLIO		)
In the presence of:		)

/s/ Elita Natalia Sekar
			Name:	Elita Natalia Sekar
/s/ Septy Ambar Widyodiharjo			Designation:	Director
Name:	Septy Ambar Widyodiharjo

[Signature page to Amended and Restated Supplemental Agreement to Asset Transfer Agreement]